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                                                                     EXHIBIT 2.8


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                                                                            EVRO
                                                                     CORPORATION

FOR IMMEDIATE RELEASE                                       SYMBOL:  EVRO
OCTOBER 13, 1995                                            TRADED:  NASDAQ

ORLANDO, FL -- OCTOBER 13, 1995 -- EVRO CORPORATION ("EVRO") ANNOUNCED TODAY THAT IT HAS COMPLETED THE ACQUISITION OF 51% OWNERSHIP OF CHANNEL AMERICA TELEVISION NETWORK, INC. ("CHANNEL AMERICA"), BASED IN DARIEN, CONNECTICUT, BY CLOSING PURSUANT TO A STOCK PURCHASE AGREEMENT, AS AMENDED. CHANNEL AMERICA OPERATES A 24 HOUR TELEVISION NETWORK, COMPRISED OF 59 AFFILIATED TELEVISION STATIONS ACROSS THE UNITED STATES, WITH A POTENTIAL VIEWING AUDIENCE OF 16,966,530 HOUSEHOLDS.

AS MAJORITY SHAREHOLDER OF CHANNEL AMERICA, EVRO WILL PREPARE TO COMMENCE BROADCASTING THE SPORTS & SHOPPING NETWORK, INC. ("TSSN"), AN EVRO SUBSIDIARY, AND ITS TELEVISION SHOPPING PROGRAM, TOGETHER WITH A MIXTURE OF OTHER ENTERTAINMENT RELATED PROGRAMMING, OVER CHANNEL AMERICA'S AFFILIATES, DURING VARIOUS TIME SLOTS EACH DAY, SIX HOURS PER DAY, SEVEN DAYS PER WEEK.

"WE ANTICIPATE GROSS ANNUAL REVENUES OF $13,500,000 WITH APPROXIMATELY $2,000,000 DROPPING TO THE BOTTOM LINE, FOR EVERY 6 HOURS THAT WE BROADCAST TSSN OVER CHANNEL AMERICA. AS WE GROW, THE CHANNEL AMERICA TELEVISION AFFILIATES WILL DIRECTLY SHARE IN OUR SUCCESS, BY RECEIVING A PERCENTAGE OF GROSS SALES," SAID CHRIS DONA, PRESIDENT OF TSSN AND VICE PRESIDENT OF EVRO.

IN CONJUNCTION WITH THE MAJORITY ACQUISITION OF CHANNEL AMERICA AND SUBSEQUENT TO THE CLOSING, EVRO IS REQUIRED TO MAKE THREE MORE INSTALLMENT PAYMENTS TOTALLING $800,000 OVER THE NEXT SIX MONTHS. CHANNEL AMERICA'S CHAIRMAN OF THE BOARD, MR. DAVID A. POST, IS EXPECTED TO JOIN EVRO'S BOARD OF DIRECTORS AS VICE CHAIRMAN, UPON COMPLETION OF CERTAIN FUNDING OBJECTIVES.





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EVRO PRESS RELEASE
OCTOBER 13, 1995
PAGE 2 OF 2.

MR. POST IS ONE OF THE TRUE PIONEERS IN THE TELECOMMUNICATIONS INDUSTRY. IN ADDITION TO HIS FOUNDING CHANNEL AMERICA IN 1987, HE WAS ALSO THE FOUNDER AND CHAIRMAN OF PAGE AMERICA GROUP, INC., WHICH BECAME ONE OF THE LARGEST RADIO PAGING COMPANIES AND CELLULAR TELEPHONE CONCERNS IN THE UNITED STATES.

IN ORDER TO CREATE AN OPENING AND ATTRACT TO EVRO ADDITIONAL MANAGEMENT PERSONNEL WITH SUCCESSFUL TRACK RECORDS IN THE TELEVISION BROADCASTING AND ENTERTAINMENT INDUSTRIES, MR. DANIEL M. BOYAR, AN ATTORNEY AND INVESTMENT BANKER, RESIGNED AS A DIRECTOR AND PRESIDENT AND CHIEF EXECUTIVE OFFICER OF EVRO. MR. GERALD L. PENNINGTON, ALSO RESIGNED AS A DIRECTOR OF EVRO, BOTH RESIGNATIONS WERE EFFECTIVE AS OF OCTOBER 3, 1995.

THE EVRO BOARD OF DIRECTORS HAS APPOINTED MR. THOMAS L. JENSEN, THE COMPANY'S CHAIRMAN, AS INTERIM CHIEF EXECUTIVE OFFICER AND HAS SET UP A COMMITTEE COMPRISED OF MR. DONA, WITH ASSISTANCE FROM MR. POST, TO FIND A SUITABLE CANDIDATE TO FILL THE POSITION AS EVRO PRESIDENT AND NETWORK CHIEF EXECUTIVE OFFICER.

"WE ARE LOOKING FOR SOMEONE WHO IS NATIONALLY RECOGNIZED AS A PROVEN LEADER IN THE TELEVISION BROADCASTING AND ENTERTAINMENT INDUSTRIES, WHO CAN GUIDE EVRO INTO THE FUTURE AND EXPLOIT THE DISTRIBUTION CAPABILITIES OF CHANNEL AMERICA," SAID TOM JENSEN, EVRO CHAIRMAN AND CEO.

IN THE INTERIM, THE CORPORATE ADDRESS OF EVRO HAS BEEN RELOCATED TO 7501 W. IRLO BRONSON MEMORIAL HIGHWAY, SUITE 105, KISSIMMEE, FLORIDA 34747. FOR FURTHER INFORMATION, CONTACT CHRISTOPHER P. DONA, VICE PRESIDENT AT (407) 397-0550 OR DAVID A. POST, CHAIRMAN, CHANNEL AMERICA AT (203) 656-1168 EXTENSION 125.

EVRO'S CYBERGATE ADDRESS IS:   HTTP://WWW.GATE.NET/~EVRO

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